UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2010
DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE
SOUTH SAINT PAUL, MINNESOTA	55075

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 651-455-1621
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibit
SIGNATURES
EX-1.1
EX-5.1
EX-10.1
EX-10.2
EX-99.1

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
Registered Direct Offering
     On February 3, 2010, Digital Angel Corporation (the “Company”) entered into a placement agent agreement with Chardan Capital Markets, LLC (the “Placement Agent”) relating to the Company’s registered direct offering, issuance and sale (the “Offering”) to two institutional investors (the “Investors”) of up to 3,385,000 shares of the Company’s common stock (the “Common Stock”) and Warrants to purchase up to 1,354,000 shares of Common Stock (the “Warrants”). The above description of the placement agent agreement is qualified in its entirety by reference to the placement agent agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.
     In connection with the Offering, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two institutional Investors relating to the sale of 3,385,000 shares of Common Stock and Warrants to purchase up to 1,354,000 shares of Common Stock. The Investors have agreed to purchase the shares and Warrants for a negotiated purchase price of $1,692,500 in the aggregate. The exercise price of the Warrants is $0.50 per share and the Warrants may be immediately exercised and expire seven years from the date of issuance. If at the time of exercise, the registration statement relating to the shares underlying the Warrants is not effective, or if the related prospectus is not available for use, then a holder of Warrants may elect to exercise Warrants using a net exercise (i.e., cashless exercise) mechanism. The Warrants are entitled to “full-ratchet” anti-dilution protection. If the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of the shares of Common Stock (the “Purchase Rights”), the holders of Warrants are entitled to acquire such Purchase Rights which the holders could have acquired if the holders had held the number of shares of Common Stock acquirable upon the complete exercise of the holder’s Warrants. The Company may not enter into certain fundamental transactions, such as a merger, consolidation, sale of substantially all assets, tender offer or exchange offer with respect to common stock or reclassification of common stock, unless the successor entity assumes in writing all of our obligations under the Warrants. If certain fundamental transactions occur with respect to us or our “significant subsidiaries” as defined by Rule 1-02 of Regulation S-X, at the holder’s request within fifteen days after each fundamental transaction (“Holder Option Period”), we or the successor entity shall purchase the Warrants from the holder for an amount equal to the value of the unexercised portion of the Warrants that remain as of the time of such fundamental transaction based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. If such redemption option is not exercised by the holder during the Holding Option Period, the Company has an option to repurchase the unexercised portion of the Warrants for the same amount within ten days after the expiration of the Holder Option Period.
     The Warrants are not exercisable by a holder to the extent that such holder or any of its affiliates would beneficially own in excess of 4.9% of the Common Stock.
     The Company has agreed to pay the Placement Agent an aggregate fee of 6.0% of the gross proceeds from the Offering. The Placement Agent has no commitment to purchase any of the shares of Common Stock and Warrants and is acting only as an agent in obtaining indications of interest from investors who will purchase the shares of Common Stock and Warrants directly from the Company. The placement agent agreement requires us to indemnify the Placement Agent and certain of its affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, or to contribute to payments the Placement Agent may be required to make because of any of those liabilities.
     The closing of the Offering will take place on or before February 9, 2010. The net proceeds from the Offering, after deducting the fee of the Placement Agent and other offering expenses, are expected to be approximately $1,540,950. The Common Stock and Warrants are being offered and sold pursuant to a base prospectus and a prospectus supplement, both filed pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-164053).
     The foregoing description of the Securities Purchase Agreement and Warrants does not purport to be complete and is qualified in its entirety by reference to the complete text of the transactional documents, a copy of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.
     The legal opinion and consent of Winthrop & Weinstine, P.A. relating to the Common Stock and Warrants is filed as Exhibit 5.1 hereto.

Repayment of Term Debt
     On February 1, 2010, the Company paid in full the outstanding principal and interest due under its term debt agreements with Laurus Master Fund and its affiliates, which payment was approximately $1.4 million.
Item 1.02 Termination of a Material Definitive Agreement.
     On February 4, 2010, the Company provided written notice of termination of that certain Standby Equity Distribution Agreement dated July 10, 2009 between YA Global Master SPV LTD. and the Company, as amended (the “SEDA”). The SEDA will terminate fifteen (15) trading days after the date of the notice. No consideration is payable in connection with termination.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

1.1	Placement Agency Agreement with Chardan Capital Markets, LLC dated February 3, 2010

5.1	Legal Opinion and Consent of Winthrop & Weinstine, P.A.

10.1	Securities Purchase Agreement dated February 4, 2010

10.2	Form of Warrant

23.1	Consent of Winthrop & Weinstine, P.A. (contained in Exhibit 5.1)

99.1	Press Release dated February 4, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION
Date: February 4, 2010
	By:	/s/ Lorraine M. Breece
	Name:	Lorraine M. Breece
	Title:	Senior Vice President and Chief Financial Officer